Exhibit 10.30

MUTUAL RESCISSION AGREEMENT AND GENERAL RELEASE

This Mutual Rescission Agreement and General Release (“Rescission Agreement”) is entered into as of May 14, 2021 (“Effective Date”) by and between TRICCAR, Inc. (formerly Frontier Oilfield Services Inc.), a Nevada corporation (“TRICCAR”) and TRICCAR Holdings Inc., a Nevada corporation (“TRICCAR Holdings”). The parties to this Rescission Agreement are sometimes individually referred to herein as a “Party” or collectively, as the “Parties.”

RECITALS

A.	On December 12, 2019, the Parties entered into a Reorganization and Stock Purchase Agreement (the “SPA”) whereby TRICCAR purchased 100% of outstanding capital stock of TRICCAR Holdings (the “TRICCCAR Holdings Shares”) in exchange for 80,000,000 shares of common stock of TRICCAR (the “TRICCAR Shares”), the purchase being referred to herein as the “Transaction”;

B.	As of the date hereof, the TRICCAR Shares were never issued to the shareholders of TRICCAR Holdings pursuant to the Transaction;

C.	The Parties desire to rescind the Transaction and return the ownership of TRICCAR Holdings to the state it was in immediately prior to the Transaction as if the Transaction never closed (the “Rescission”);

D.	The Parties desire to settle and resolve all potential claims, legal actions, judgments, disputes, claims, causes of action, and appeals against each other, known or unknown, by entering into this Rescission Agreement; and

E.	The Parties desire that this Rescission Agreement lawfully: (i) rescinds the various business relationships between the Parties created by the SPA; (ii) rescinds all agreements presently linking the Parties together as of the Effective Date; (iii) provide for an orderly and amicable separation of the Parties; and (iv) compromise and settle all disputes, if any, between the Parties.

RESCISSION AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct in all material respects and are hereby incorporated herein as a material part of this Agreement.

2. Rescission of Transaction. The Parties hereby rescind all agreements entered into in connection with the Transaction and the SPA. This rescission and termination includes, but is not limited to, the SPA and any other agreements and related documents entered into in connection with the Transaction (collectively the “Transaction Documents”):

2.1 Transfer of ownership of “TRICCAR,” “TRICCAR, Inc”. In accordance with the rules and regulations of OTC Markets Inc., the Securities and Exchange Commission, FINRA and the State of Nevada,TRICCAR agrees to use commercially reasonable efforts to facilitate a name change of TRICCAR, Inc. that is not in conflict with nor could be confused to be associated with TRICCAR Holdings within 30 days of execution of this Agreement with the Nevada Secretary of State. Upon TRICCAR’s name change it will promptly inform TRICCAR Holdings that the name TRICCAR Inc. has been changed in order for TRICCAR Holdings to reserve the name TRICCAR Inc. with the Secretary of State of the State of Nevada

2.2 Change of trading symbol “TCCR”. In accordance with the rules and regulations of OTC Markets Inc., the Securities and Exchange Commission and FINRA, TRICCAR will apply for and select a new trading symbol for its stock that is not TCCR no later than 30 days after the execution of this Agreement. TRICCAR will inform FINRA that it requests TCCR be made available to TRICCAR Holdings in the future and that TRICCAR relinquishes any rights or usage of the symbol upon its change.

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3. Effectuation of the Rescission. The Rescission is effectuated through the following:

3.1 Exchange of Stock. All TRICCAR Shares that were to be issued in connection with the Transaction immediately prior to the Effective Date shall at the Effective Date, by virtue of this Rescission Agreement, and without any action on the part of TRICCAR Holdings, be exchanged into only the right to receive the TRICCAR Holdings Shares delivered, or to be delivered, to the shareholders of TRICCAR Holdings pursuant to the SPA. All TRICCAR Holdings Shares owned by TRICCAR which are outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of this Rescission Agreement, and without any action on the part of TRICCAR, be exchanged into only the right to receive the TRICCAR Shares delivered, or to be delivered, to TRICCAR pursuant to the SPA. The TRICCAR Shares and the TRICCAR Holdings Shares are hereinafter collectively referred to as the “Shares.” As of the Effective Date, regardless of how long it takes to exchange the Shares, TRICCAR will have no ownership interest in TRICCAR Holdings and the TRICCAR Holdings shareholders will have no ownership interest whatsoever in TRICCAR other than the rights provided herein, if any.

3.2 Options and Warrants. All options, warrants and other securities (the “Derivatives”) owned by Bill Townsend, Katrina Yao, employees, or their affiliates that might otherwise be converted for a capital or other interest in TRICCAR which are outstanding at the Effective Date shall, by virtue of this Rescission Agreement and without any further action on the part of Bill Townsend or Katrina Yao or the holder of any such Derivative is as of the Effective Date terminated and shall become null and void, ab initio.

3.3. Contractual Agreements to TRICCAR. Any contractual agreements signed on behalf of TRICCAR, shall remain with TRICCAR. Any contractual agreements on behalf of TRICCAR Holdings, shall remain with TRICCAR Holdings, including, but not limited to, those agreements signed with Black Legend Capital, OTC Nutrition, Arch Nutraceutical, Antonomastic Investment Holdings, Kathy Ireland Worldwide, and any others not listed herein.

3.4 Delivery of Shares.

(a) On or as soon as practicable after the Effective Date, TRICCAR will surrender for cancellation the certificate(s) together with an executed stock power representing the TRICCAR Holdings Shares, against delivery of certificates representing the TRICCAR Shares.

(b) On or as soon as practicable after the Effective Date, the TRICCAR Holdings shareholders, including but not limited to Bill Townsend and Katrina Yao, will acknowledge the cancellation of their right to receive any TRICCAR Shares. Such acknowledgment shall be made by the representative of the TRICCAR Holdings shareholders.

3.4 Closing. The closing of this transaction (the “Closing”) shall take place at a place and time mutually determined by the parties hereto, subject to compliance or waiver of the terms, conditions and contingencies contained in this Agreement and all required documents have been delivered. Each of the parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Rescission as promptly. Upon Closing, TRICCAR will issue and deliver in the manner provided in 3.3(a) above the certificates evidencing the TRICCAR Holdings Shares.

3.5 Resignations. As of the Closing, TRICCAR Holdings officers will resign from all officer and director positions they hold in TRICCAR and Bill Townsend, Katrina Yao, and Frank Federer will resign as Board Members of TRICCAR.

4. Mutual Releases.

4.1 TRICCAR Holdings General Release. TRICCAR Holdings and the TRICCAR Holdings shareholders, including, but not limited to, Bill Townsend and Katrina Yao (the “TRICCAR Holdings Parties”) do hereby globally, immediately and forever release, remise, acquit, satisfy and discharge TRICCAR, and any and all of its affiliates, subsidiaries, officers, directors, attorneys, agents, employees, personal representatives, successors, or assigns, as applicable (the “TRICCAR Parties”), from any and all manner of claims, benefits, rights, sums of money,

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causes of action, suits, debts, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which the TRICCAR Holdings Parties ever had, now have, or may have, against the TRICCAR Parties for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any rights with respect to the Transaction Documents, from the beginning of the world to the day of execution of this Agreement, with the exception of the rights and obligations of the Parties under this Agreement.

4.2 TRICCAR Release. The TRICCAR Parties do hereby globally, immediately and forever release, remise, acquit, satisfy and discharge the TRICCAR Holdings Parties, from any and all manner of claims, benefits, rights, sums of money, causes of action, suits, debts, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which the TRICCAR Parties ever had, now have, or may have, against the TRICCAR Holdings Parties for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any rights with respect to the Transaction Documents, from the beginning of the world to the day of execution of this Agreement, with the exception of the rights and obligations of the Parties under this Agreement.

5. Representations and Warranties by the TRICCAR Parties. The TRICCAR Parties represent, warrant and covenant to the TRICCAR Holdings Parties as follows:

5.1 The TRICCAR Parties have the full power and authority to execute, deliver and perform this Rescission Agreement and the documents related thereto;

5.2 This Rescission Agreement and the documents to be executed and delivered by the TRICCAR Parties constitute the legal, valid and binding obligations of said parties, enforceable against said parties, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law;

5.3 The execution and delivery by the TRICCAR Parties of this Rescission Agreement and the documents, and the fulfillment of and compliance with this respective terms by said parties does not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default or event of default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval exemption or other action by or notice to any court or governmental authority pursuant to, the articles of incorporation or any regulation, order or contract to which the said parties are subject;

5.4 The TRICCAR Parties have not employed any broker, finder, advisor, consultant or other intermediary in connection with this Rescission Agreement or documents, or any other transaction contemplated hereby who is or might be entitled to any fee, commission or other compensation from the TRICCAR Parties upon or as a result of the execution of this Rescission Agreement or documents, or the consummation of the transactions contemplated hereby, except in the case of legal representation which shall be paid by each party individually;

5.5 The TRICCAR Parties are not aware of any pending or threatened claims which would affect said parties ability to perform under this Rescission Agreement; and

5.6 The TRICCAR Holdings Shares to be delivered to the TRICCAR Holdings Parties shall be, when delivered pursuant to this Agreement, duly authorized, validly issued, fully paid and nonassessable shares of voting common stock of TRICCAR Holdings free and clear of all liens, restrictions, charges, encumbrances, and other security interests of any kind or nature whatsoever.

6. Representations and Warranties by the TRICCAR Holdings Parties. The TRICCAR Holdings Parties represent and warrant to TRICCAR as follows:

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6.1 The TRICCAR Holdings Parties have the full power and authority to execute, deliver and perform this Rescission Agreement and the documents related;

6.2 This Rescission Agreement and the documents to be executed and delivered by the TRICCAR Holdings Parties have been duly approved by all requisite action of said parties and they have full power and authority to execute, deliver and perform this Rescission Agreement, together with all of the documents to be executed and delivered by them;

6.3 This Rescission Agreement and the documents to be executed and delivered by the TRICCAR Holdings Parties constitutes the legal, valid and binding obligations of said parties, enforceable against said parties, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law;

6.4 The execution and delivery by the TRICCAR Holdings Parties of this Rescission Agreement and the documents and the fulfillment of and compliance with the respective terms by said parties does not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default or event of default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval exemption or other action by or notice to any court or governmental authority pursuant to, any regulation, order or contract to which said parties are subject; and

6.5 The TRICCAR Holdings Parties have not employed any broker, finder, advisor, consultant or other intermediary in connection with this Rescission Agreement, the documents, or the transaction contemplated hereby who is or might be entitled to any fee, commission or other compensation from the TRICCAR Holdings Parties, upon or as a result of the execution of this Rescission Agreement, the documents, or the consummation of the transactions contemplated hereby, except in the case of legal representation which shall be paid by each party individually;

6.6 The TRICCAR Shares have never been issued to the TRICCAR Holdings Parties and as such the TRICCAR Holdings Parties confirm that upon execution of this Agreement that they do not have any right, title or interest in or to the TRICCAR Shares.

7. No Admission of Liability; Covenant Not to Sue.

7.1 The releases set forth in Section 4 above (the “General Releases”) are accepted by the Parties hereto as compromises of disputed claims and comprise part of the transactions contemplated herein, and shall not be construed as an admission of liability on the part of any of the Parties thereto.

7.2 Each of the Parties hereto agrees that none of them, nor any of their respective agents, employees, personal or legal representatives, successors or permitted assigns will bring, commence, institute, maintain or prosecute any action at law or proceeding in equity, or any legal proceeding whatsoever, or any claim for relief or damages, against any of the other Parties hereto which is based in whole or in part on any of the matters or claims released under the General Releases. The Parties hereto agree that the releases contained in the General Releases may be pleaded as a full and complete defense, and may be used as a basis for an injunction against, any action or suit or other proceeding that may be commenced, instituted, prosecuted or attempted by any of the other Parties hereto or any of their personal or legal representatives, employees, agents, officers, directors, successors or permitted assigns, in breach of any of the provisions set forth in this Rescission Agreement. The Parties hereto further agree that none of them will, at any time, take any action of any nature whatsoever to (i) obtain a determination that this Rescission Agreement, or the transactions contemplated hereby, are unlawful, illegal or against public policy, (ii) challenge the validity or enforceability of the Rescission Agreement or the transactions contemplated hereby, (iii) or that any of the arrangements set forth in the Rescission Agreement, or any of the transactions contemplated hereby, are unlawful in any other manner whatsoever.

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8. Mutual Representation and Warranties by the Parties.

8.1 All of the representations, warranties, covenants, and agreements contained in this Rescission Agreement are material and have been relied upon by each of the Parties hereto and shall survive the closing of the Rescission for their applicable statute of limitations. The representations and warranties contained herein shall not be affected by any investigation, verification or examination by any Party hereto or by anyone on behalf of such Party;

8.2 Each Party hereto acknowledges that he or it has had a full and fair opportunity to review this Rescission Agreement, understands all of its terms and provisions, and has consulted with an attorney of his or its choice before executing this Rescission Agreement. Each Party also acknowledges that no promises or inducements have been offered or given to him or it to persuade him or it to execute this Rescission Agreement, other than that consideration herein recited; that such Party is not relying on any representations or statements by any other Party in connection with this Rescission Agreement, other than representations and statements contained herein or instruments executed or delivered pursuant to this Rescission Agreement; and that this Rescission Agreement, together with instruments executed or delivered pursuant to this Rescission Agreement, is intended as a full accord and satisfaction of bona fide dispute concerning the relationship between the Parties; and

8.3 Each Party and his or its attorneys have made various statements and representations to the other Parties and his or its attorneys during negotiations leading to this Rescission Agreement. Nevertheless, each Party specifically does not rely upon any statement, representation, legal opinion, or promise of any other Party or his or its counsel in executing this Rescission Agreement or in making the settlement provided for herein, except as expressly stated in this Rescission Agreement. The representations and releases contained in this Rescission Agreement will survive the consummation of the transactions contemplated by this Rescission Agreement.

9. Confidentiality. No Party will disclose or use the terms of this Rescission Agreement or the documents, other than the fact of settlement, to anyone other than such Party’s attorneys, members, managers, shareholders, lenders, or accountants, in connection with arbitration/ litigation to enforce this Rescission Agreement, or as otherwise required by law or as deemed appropriate by TRICCAR’s legal counsel in connection with federal securities and other laws. Further, the Parties agree that if any breach of this Section occurs, irreparable harm not fully compensable by damages will occur. For that reason, in the event of any breach of this Section, the nonbreaching Party will be entitled to injunctive relief; as well as damages. Notwithstanding the arbitration provision of this Rescission Agreement, either Party may seek injunctive relief in any court having jurisdiction to enforce this Section.

10. Non-disparagement. From and after the date of this Rescission Agreement, each Party will refrain from making any disparaging statements, communications or comments about another Party to this Rescission Agreement, and from in any way interfering with their existing or prospective business relationships.

11. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without obtaining the prior approval of the other Parties, unless otherwise required by securities regulations or law.

12. General Provisions.

12.1 Notices. All notices, requests, demands, claims, and other communications under this Rescission Agreement must be in writing. Any notice, request, demand, claim, or other communication under this Rescission Agreement will be deemed duly given only if it is sent by registered, certified, or express mail, return receipt requested, postage prepaid, and must be addressed to the intended recipient as follows:

If to TRICCAR at:	220 Travis Street, Suite 501 Shreveport, LA 71101 Attention: President Facsimile: 646.998.1969

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If to TRICCAR Holdings, at:	848 N. Rainbow Blvd., Suite 3254 Las Vegas, Nevada 89107 Attn: Bill Townsend Facsimile:

Notices will be deemed given and received upon confirmation of receipt if sent by facsimile, the one day after pick-up if sent by reputable overnight courier, next day delivery service, or three (3) days after mailing if sent by certified or registered mail, or when delivered by express mail. Any Party may change the address to which notices, requests, demands, claims and other communications under this Rescission Agreement are to be delivered by giving the other Parties notice in the manner set forth above.

12.2 Final Agreement. This Rescission Agreement expresses the entire agreement of the Parties relative to this matter. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any Party, except as specifically set forth herein and therein. All prior discussions and negotiations have been and are merged and integrated into and are superseded by this Recission Agreement.

12.3 Governing Law; Venue; Jurisdiction. This Rescission Agreement will be governed and construed in accordance with the laws of the State of Nevada, without giving effect to choice of law principles. Any proceeding arising out of or relating to this Rescission Agreement must be brought in the United States or State of Nevada courts sitting in Cook County, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Rescission Agreement in any other court. The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any Party anywhere in the world.

12.4 Amendments in Writing. Any amendments to this Rescission Agreement must be in writing and signed by or on behalf of all Parties to the Rescission Agreement.

12.5 Enforceability; Waiver. Should any provision of this Rescission Agreement be found legally unconscionable, objectionable, or otherwise unenforceable, all other provisions of this Rescission Agreement will remain in full force and effect. No delay or omission on the part of any Party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Rescission Agreement.

12.6 No Assignment of Any Rights or Claims. The Parties to this Rescission Agreement warrant that they have not assigned the claims released herein, that they will not assign the claims, and that they have the full right to execute this Rescission Agreement.

12.7 Survival. The warranties, representations, covenants and agreements contained in this Rescission Agreement will survive the closing of the transactions described herein indefinitely.

12.8 Section Headings. The section headings appearing in this Rescission Agreement have been inserted for the purpose of convenience and ready reference. They do not purport to, and should not be deemed to define, limit, or extend the scope or intent of any section.

12.9 Cooperation in Drafting. Each Party has cooperated in the drafting and preparation of this Rescission Agreement. Hence, in any litigation concerning this Rescission Agreement, the same will not be construed against any Party.

12.10 Expenses. All expenses in connection with the preparation of this Rescission Agreement and documents, including, without limitation, counsel fees, accounting fees and disbursements, shall be borne by the respective Parties incurring such expense, whether or not such transactions are consummated.

12.11 Execution in Counterparts and by Facsimile. This Rescission Agreement, documents, and either ancillary documents may be signed in counterparts and facsimile copies, each of which may be delivered by telecopy or other electronic means as agreed to by the Parties, but will not be effective until all Parties have signed at least one counterpart.

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12.12 Time is of the Essence. Time is of the essence with regard to all terms and provisions set forth in this Agreement.

12.13 No Third-Party Beneficiaries. This Rescission Agreement shall not confer any rights or remedies under or by reason of this Rescission Agreement to or for the benefit of any person other than the Parties to this Rescission Agreement and their respective successors and assigns (including the heirs, beneficiaries or legal representatives of the Parties), nor shall this Rescission Agreement relieve or discharge the obligation or liability of any third persons to any Party. This Rescission Agreement shall not give any third persons any right of subrogation or action against any Party to this Rescission Agreement.

12.14 Execution by Facsimile. This Rescission Agreement may be executed by facsimile or .pdf electronic signature, and, upon such execution, shall have the same force and effect as an original.

This Rescission Agreement is hereby made effective as of the Effective Date.

TRICCAR INC., a Nevada corporation
By:	/s/ Matthew Flemming
	Name:	Matthew Flemming
	Title:	President

TRICCAR HOLDINGS INC., a Nevada corporation
By:	/s/ Bill Townsend
	Name:	Bill Townsend
	Title:	President and CEO

AGREED AND ACKNOWLEDGED:

/s/ Bill Townsend

Bill Townsend, President and CEO

TRICCAR HOLDINGS INC.

/s/ Katrina Yao

Katrina Yao, Chief Financial Officer

TRICCAR HOLDINGS INC.